Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

DELUXE ANNOUNCES RECEIPT OF REQUISITE CONSENTS WITH RESPECT TO THE TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7.375% SENIOR NOTES DUE 2015

St. Paul, Minn. — November 26, 2012 — Deluxe Corporation (NYSE: DLX) today announced that it has received, pursuant to its previously announced tender offer to purchase for cash any and all of its 7.375% Senior Notes due 2015 (the “Notes”) and the concurrent consent solicitation, the requisite consents to adopt proposed amendments to the indenture governing the Notes (the “Indenture”), providing for the elimination of substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture. The Company announced that consents had been delivered with respect to $106.5 million aggregate principal amount of the Notes (the “Consenting Notes”), representing approximately 53.2% of the outstanding aggregate principal amount of the Notes, which Consenting Notes had been validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City time, on November 26, 2012 (the “Consent Payment Deadline”). A holder’s right to validly withdraw tendered Notes and to validly revoke delivered consents expired at 5:00 p.m., New York City time, on November 26, 2012 (the “Withdrawal Deadline”). In conjunction with receiving the requisite consents, it is expected that the Company, its subsidiaries that guarantee the Notes and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee, will execute a supplemental indenture to the Indenture implementing the proposed amendments described above. Although the Supplemental Indenture will be effective immediately upon its execution and delivery, the proposed amendments will not become operative until acceptance of the Consenting Notes for purchase by the Company.

The tender offer and the consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 9, 2012, and the related Consent and Letter of Transmittal (together, the “Offer Documents”).

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon the satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents, including, among others, (1) the Company’s receipt of consents of holders of at least a majority in principal amount of the outstanding Notes to the proposed amendments to the Indenture, which condition has been satisfied, and (2) the Company’s receipt of aggregate proceeds (before initial purchasers’ discounts and fees and other offering fees and expenses) of at least $200.0 million from a private placement of new senior notes on terms satisfactory to the Company. The new notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. In no event will the information contained in this press release or the Offer Documents regarding the new notes constitute an offer to sell or a solicitation of an offer to buy any new notes.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as dealer managers for the tender offer and as solicitation agents for the consent solicitation. J.P. Morgan Securities LLC can be contacted at

(800) 245-8812 (toll free) or (212) 270-1200 (collect) and Credit Suisse Securities (USA) LLC can be contacted at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Global Bondholder Services Corporation is the depositary and the information agent for the tender offer and the consent solicitation. Copies of the Offer Documents and other related documents may be obtained by calling the information agent at (212) 430-3774 (for banks and brokers only) or (866) 470-3900 (toll free).

The tender offer and the consent solicitation are being made pursuant to the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of Notes should tender their Notes or deliver their consents. Holders of Notes should carefully read the Offer Documents because they contain important information, including the various terms and conditions of the tender offer and the consent solicitation.

About Deluxe Corporation

Deluxe is a growth engine for small businesses and financial institutions. Four million small business customers access Deluxe’s wide range of products and services including customized checks and forms as well as web-site development and hosting, search engine marketing, search engine optimization, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, regulatory compliance, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers.

Forward-Looking Statements

Statements in this press release concerning the Company’s or management’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Forward-looking statements speak only as of the time made, and the Company assumes no obligation to publicly update any such statements.

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